PRESS RELEASE	345 Park Avenue, 31st Floor New York, NY 10154 877.299.1588

FOR IMMEDIATE RELEASE November 28, 2016

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND
ANNOUNCES CHANGE IN INVESTMENT GUIDELINES

NEW YORK, NEW YORK – Blackstone / GSO Long-Short Credit Income Fund (NYSE: BGX, the “Fund”), announced that its Board of Trustees has approved a change in the Fund’s investment guidelines. The change will increase the Fund’s ability to invest in long investments while maintaining the limit of the Fund’s short investments as a percentage of net assets.

The new investment guidelines will not specifically limit the Fund’s long investments. The Fund’s short positions, either directly or through the use of derivatives, will continue to be limited to up to 30% of the Fund’s net assets. These guidelines will replace the Fund’s previous guidelines, which limited the Fund’s long positions to 150% of the Fund’s net assets and the Fund’s aggregate long and short positions to 160% of the Fund’s net assets.

In considering the approval of the new investment guidelines, the Fund’s Board of Trustees noted that the Fund’s exposure to long investments will still be effectively limited by the leverage limitations set forth in the Fund’s prospectus. Specifically, the Fund’s total leverage and short sales exposure will not exceed 40% of the Fund’s total assets (the equivalent of 67% of the Fund’s net assets).

The above-described change in the Fund’s investment guidelines is currently intended to take effect on January 3, 2017.

About The Blackstone Group and GSO Capital Partners

Blackstone is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. The firm does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with over $360 billion in assets under management as of September 30, 2016, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

The Fund is advised by GSO / Blackstone Debt Funds Management LLC, a wholly-owned subsidiary of GSO Capital Partners LP (“GSO”). GSO is the global credit and distressed investment platform of Blackstone. With approximately $89 billion of assets under management as of September 30, 2016, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies, and it also advances rescue financing to help distressed companies.

Investors wishing to buy or sell shares need to place orders through an intermediary or broker.

Contact the Fund at 1-877-299-1588 or visit the Fund’s website at www.blackstone-gso.com for additional information.